Exhibit 10.1

AGREEMENT

Release of Claims, Covenant not to Sue, and

Older Workers Act Waiver

This Agreement of Release of Claims, Covenant not to Sue, and Older Workers Act Waiver (“Agreement”) is made by and between Thomas R. Jenkins (“Employee”), an individual, and Cornell Companies, Inc., a Delaware corporation (“CORNELL”).

WHEREAS, Employee will be separated from employment with CORNELL; and

WHEREAS, HOWEVER, CORNELL desires to provide some assistance in the transition resulting from that separation; and

WHEREAS, Employee agrees, in exchange for such assistance, to waive and release any and all claims that Employee may have against CORNELL;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               Salary and Benefits.  Upon the execution of this Agreement, the parties agree as follows:

(a)          Employee shall be separated from employment with CORNELL effective April 1, 2005 (hereinafter referred to as “termination date”).

(b)         CORNELL shall provide Employee regular pay up to and including termination date.

(c)          CORNELL shall provide Employee with payment equivalent to Employee’s balance of any vested but unused Banked Time Off (BTO) balance and old plan banked floating holiday hours.

(d)         CORNELL shall provide Employee with a one-time, lump-sum payment in the amount of $25,000 to defray Employee’s cost of relocation and outplacement services.

(e)          CORNELL shall provide Employee with the following severance amounts:

(i)      A one-time, lump-sum payment in the amount of $315,000;

(ii)                A one-time, lump-sum bonus amount of $10,300; and

(iii)             Monthly payments in the amount of $24,770.83 per month for a total of twenty-four (24) months.

(f)            CORNELL shall provide Employee with full medical/dental/vision benefits participation up to and including April 30, 2005.  Thereafter, Employee shall be entitled to any and all other rights or benefits afforded to other terminated employees of CORNELL, including, without limitation, the right to elect to continue coverage under the CORNELL health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(g)   CORNELL agrees, notwithstanding the terms within Paragraphs 4 or 5 of this Agreement, that Employee shall maintain all rights to exercise, within ninety (90) days of termination date, any and all stock options which will have vested as of said termination date.

2.               Confidential Information.  Employee has had and continues to have access to confidential information pertaining to the business and services of CORNELL.  Employee agrees that he will not disclose in any way to any person, directly or indirectly, or use for his own benefit or for the benefit of anyone else or any other person or entity, the Confidential Information gained while employed by the Company.

3.               Non-Disparagement. Employee and CORNELL mutually agree to refrain from making any statement, oral or written, that would cast either party in a disparaging light, including to prospective employers of Employee, to prospective clients and/or prospective shareholders/stakeholders of CORNELL, to the media, to any internet site, to the community at large, and/or to any other party which could ultimately, directly or indirectly, result in an adverse effect against Employee and/or CORNELL.

4.               Release and Covenant not to Sue. Employee, on behalf of Employee, Employee’s descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges CORNELL, and its subsidiaries and affiliates, past, present, future and each of them, as well as its owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, assigns, and successors, and each of them (collectively referred to as “CORNELL Releasees”) with respect to and from any and all claims, wages, demands, assistance, support, rights, liens, agreements, contracts, covenants, actions, suits, rights to appeal, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys’ fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said CORNELL Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with CORNELL or Employee’s termination or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, and/or any other claim arising out of any federal, state, or municipal statute or local law to which CORNELL Releasees may have been subject with regard to Employee.

5.               Older Workers Act Waiver. Waiver of Claims Under the Age Discrimination in Employment Act. Employee recognizes that, in signing this Release of Claims, Employee is waiving Employee’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Employee executes this Release. Employee understands that Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release. Employee is advised that Employee may wish to consult with an attorney prior to execution of this Release. Once Employee has executed this Release, Employee may revoke the Release at any time during the seven (7) day period following the execution of the Release. After seven (7) days have passed following Employee’s execution of this Release, the execution of this Release shall be final and irrevocable.  Note, however, no payment for relocation or severance will initiate prior to the eighth day following Employee’s execution of this Agreement.

6.               Confidentiality of Agreement.  Employee agrees that this Agreement, in its entirety, is to remain confidential.  As such, Employee agrees to refrain from disclosing by any means or by any person the contents of this Agreement.  This clause in no way implies a waiver of the privileged right to disclose to Employee’s attorney and/or members of Employee’s immediate family.

7.               Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Employee’s employment and separation, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

8.               Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the State of Texas. In the event that Employee breaches any of the provisions of this Agreement, Employee agrees to pay CORNELL’s reasonable costs of prosecuting such claims, including attorneys’ fees and costs.

9.               Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE			CORNELL COMPANIES, INC.

/s/ Thomas R. Jenkins		By:	/s/ Patrick N. Perrin
Thomas R. Jenkins			Patrick N. Perrin,
Sr. Vice President &
Chief Administrative Officer

Date:	March 21, 2005	Date:	March 17, 2005